Exhibit 5.1

Hogan & Hartson LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 +1.202.637.5600 Tel +1.202.637.5910 Fax www.hhlaw.com

July 16, 2007

Board of Trustees

Pennsylvania Real Estate Investment Trust

200 South Broad Street

Philadelphia, PA 19102

Ladies and Gentlemen:

We are acting as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the possible offer and sale from time to time by the selling shareholders listed in the Registration Statement of up to 6,314,518 common shares of beneficial interest, par value $1.00 per share (the “Shares”), of the Company issuable upon exchange or redemption from time to time of the 4.00% Exchangeable Senior Notes due 2012 (the “Notes”) issued by the Company’s operating partnership, PREIT Associates, L.P. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Trust Agreement of the Company, as amended and supplemented. This opinion letter is given, and all statements are made, in the context of the foregoing.

Board of Trustees

Pennsylvania Real Estate Investment Trust

July 16, 2007

This opinion letter is based as to matters of law solely on the applicable provisions of the Pennsylvania Business Trust Law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “Pennsylvania Business Trust Law” includes the statutory provisions contained therein, all applicable provisions of the Pennsylvania Constitution, and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Shares have been duly authorized for issuance on behalf of the Company, and (ii) the Shares, if and when issued and delivered upon exchange or redemption of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP

HOGAN & HARTSON LLP

Schedule 1

1.	An executed copy of the Registration Statement.

2.	The Trust Agreement of the Company, with amendments and supplements thereto, as certified by the Secretary of State of the Commonwealth of Pennsylvania on July 3, 2007, and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	Resolutions of the Board of Trustees of the Company adopted at a meeting held on April 24, 2007, and certain resolutions of the Pricing Committee of the Board of Trustees adopted on May 2, 2007, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the reservation for issuance of the Shares, the authorization of the issuance of the Shares upon exchange or redemption of the Notes, and arrangements in connection therewith.

5.	A copy of the global note representing the Notes.